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                                  EXHIBIT 99.1

                                 Contacts: James K. Johnson
                                           Chief Financial Officer
                                           Alloy, Inc.
                                           212/244-4307

For immediate release:

   ALLOY ANNOUNCES AGREEMENT WITH LARGEST SHAREHOLDER TO BACKSTOP CONTEMPLATED
         SHAREHOLDER RIGHTS OFFERING OF MERCHANDISE BUSINESS SUBSIDIARY

      New York, NY - April 14, 2005 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported that it has entered into a letter agreement with its largest shareholder, MLF Investments, LLC ("MLF" or "MLF Investments), which is controlled by Matthew L. Feshbach, one of Alloy's directors, whereby MLF has agreed to backstop a contemplated $20 million rights offering of shares at an exercise price that would be equivalent to a $175 million pre-money valuation (the "Exercise Price") of a yet to be named entity that Alloy would create and to which it would contribute its merchandise business ("NewCo") if Alloy's board of directors (the "Board") determines to proceed with a contemplated spin-off or other full or partial separation transaction of that business (the "Separation Transaction"). Among the options for financing the merchandise business currently under consideration by Alloy's Board is a rights offering under which all persons who hold shares of Alloy's common stock as of a yet to be determined record date would receive at no cost rights to purchase shares of NewCo common stock. No decision has yet been made by the Board to proceed with either the Separation Transaction or the rights offering, and no determination has yet been made about possible distribution ratios for the potential Separation Transaction or subscription ratios for the possible rights offering.

      Under the terms of the letter agreement with MLF Investments, if Alloy does proceed with such a rights offering, MLF has agreed to backstop a $20 million rights offering by agreeing to purchase all of the shares of NewCo common stock underlying any unexercised rights. Alloy has agreed in the letter agreement that if the rights offering is effected, there will be no rights of oversubscription offered to any of Alloy's stockholders other than those provided to MLF Investments pursuant to the letter agreement. If the Board approves the Separation Transaction, MLF Investments will be paid a non-refundable commitment fee of $50,000. Additionally, if the rights offering is initiated, MLF Investments shall be entitled to receive, as a non-refundable fee, ten-year warrants to purchase a number of shares of NewCo equal to 8% multiplied by the number of shares of NewCo common stock issuable pursuant to the rights offering at the Exercise Price. The letter agreement may be terminated by Alloy at any time prior to execution of the definitive agreements relating to

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the rights offering, and will terminate automatically if the Separation
Transaction, if authorized by the Board, is not completed on or before December 31, 2005.

      If Alloy determines to proceed with the rights offering, a registration statement relating to the underlying securities will be filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

About Alloy

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and
24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month and is comprised of two distinct divisions: Alloy Media + Marketing and Alloy Merchandising Group. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy's wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. Alloy Merchandising Group, our direct marketing and retail store division, includes the dELiA*s, Alloy, CCS and Dan's Competition brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "project" and "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.ccs.com,

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www.delias.com and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, the potential that such climate may deteriorate further and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the "Risk Factors That May Affect Future Results" section included in our annual report on Form 10-K for the year ended January 31, 2004, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.